Exhibit 99.1

News Release

Herman Miller, Inc., Reports Fourth Quarter and Fiscal Year Results, Healthcare Acquisition, and Changes to Capital Structure

Webcast to be held Thursday, June 25, 2009, at 9:30 AM EDT

Release	Immediate

Date	June 24, 2009

Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302

Internet	www.hermanmiller.com

Herman Miller, Inc., (NASDAQ: MLHR) today announced results for its fourth quarter and fiscal year ended May 30, 2009, as well as additional actions to strategically grow its presence in the healthcare market and to further strengthen its balance sheet. The announcements include:

•	Q4 results of $319.9 million in consolidated net sales, reflecting a decline of 38.4% from the same period last year and 9.7% from the prior quarter. Excluding restructuring charges, the adjusted operating income was 5.9% of sales and adjusted earnings per share were equal to $0.20 per share. Including restructuring charges of $4.6 million incurred during the quarter, earnings per share were $0.14 per share compared to $0.71 per share during the same period last year. The company also generated $27.3 million in cash flow from operations for the quarter, further strengthening its cash balance to $192.9 million.

•	Fiscal Year 2009 results of $1,630.0 million in consolidated net sales, reflecting a decline of 19.0% from the prior year. Excluding restructuring charges, the adjusted operating income was 9.3% of sales and adjusted earnings per share were equal to $1.59 per share. Including restructuring charges of $28.4 million incurred during the year, earnings per share were $1.25 per share compared to $2.56 per share during the prior year.

•	The acquisition of Nemschoff, Inc. to expand its product offerings and competitive position in the healthcare furnishings sector. Nemschoff is a manufacturer of market leading, design-driven solutions

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for patient room furnishings. Nemschoff generated revenues of more than $90 million in 2008. Additional details of the acquisition are contained in a separate release and 8K filing.

•	A Tender Offer to retire up to $75 million aggregate principal amount of its outstanding 7.125% Notes due 2011, in accordance with the modified Dutch Auction procedures set forth in the Offer to Purchase, dated June 24, 2009, and outlined in a separate release. The tender offer commenced today and will expire on July 22, 2009.

•	Amendments to its Unsecured Revolving Credit Facility to provide increased financial flexibility to allow the company to navigate through challenging market conditions while also enabling continued pursuit of its strategic initiatives. Details of the amended debt agreement will be reported in a Form 8K filing with the Securities and Exchange Commission. The significant changes include an increase in the leverage coverage to 3.5 times debt to EBITDA and a reduction in the size of the revolver to $150 million.

Brian Walker, Chief Executive Officer, stated, “Our results for the quarter demonstrate our resolve to maintain profitability and a strong financial position even in the face of challenging global market conditions and a significant decline in revenues. The cost structure changes we have made are not only allowing us to effectively manage through the current business environment, they are also providing us the ability to aggressively grow into the new and emerging markets we have previously identified. Earlier in the quarter we announced the strategic alliance between our Convia business and Legrand, in our ongoing drive to develop comprehensive energy management solutions for commercial buildings. Today we are excited to announce the addition of Nemschoff to Herman Miller healthcare. Nemschoff’s strong brand and reputation in the A&D community for innovative patient care solutions allows us to accelerate our healthcare strategy through the expansion of our product portfolio.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Fiscal Year Ended
	5/30/09	5/31/08	Percent Change	5/30/09	5/31/08	Percent Change
Net Sales	$319.9	$519.1	(38.4%)	$1,630.0	$2,012.1	(19.0%)
Gross Margin %	32.5%	34.9%		32.4%	34.7%
Operating Expenses	85.0	115.0	(26.1%)	376.5	447.0	(15.8%)
Restructuring Expense	4.6	0.0	n/a	28.4	5.1	456.9%
Operating Earnings %	4.5%	12.7%		7.5%	12.3%
Adjusted Operating
Earnings %*	5.9%	12.7%		9.3%	12.5%
Net Earnings	7.2	39.5	(81.8%)	68.0	152.3	(55.4%)
Earnings per share - diluted	$0.14	$0.71	(80.3%)	$1.25	$2.56	(51.2%)
Adjusted Earnings per
Share - diluted*	$0.20	$0.71	(71.8%)	$1.59	$2.61	(39.1%)
Orders	324.1	498.0	(34.9%)	1,564.7	2,008.5	(22.1%)

*These are Non-GAAP measurements, see “Reconciliation of Non-GAAP Financial Measures” below.

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Fourth Quarter 2009 Financial Results

North American sales were $268.3 million, a 35.1% decrease from the prior year, while non-North American sales for the quarter were $44.1 million, a 53.4% decline from a year ago. The impact of foreign currency rates reduced sales by $9.5 million for the quarter. Order rates while significantly lower than the prior year, were stable through the quarter and in line with the company’s projections. Orders for the quarter were $324.1 million, a decrease of 34.9% from a year ago, with North American orders declining 33.4% and non-North American orders down 45.4% over the prior year. The impact of foreign currency rates decreased orders by $11.0 million for the quarter. The ending backlog of $207.8 million is a 27.4% decrease from the prior year level.

Gross margin for the quarter decreased to 32.5% of sales from 34.9% in the prior year period, although an improvement of 260 basis points from 29.9% in the prior quarter. On a year-over-year basis, the benefits from lower commodity prices and reduced overhead spending were more than offset by the impact of lower volumes than in the prior year.

Operating expenses of $85.0 million declined by $30 million, or 26.1%, when compared to the same period last year. This improvement is attributed to the cost reduction activities taken by the company earlier in the year, and the continuing focus on expense management. Sequentially, operating expenses were relatively flat with the prior quarter.

Earnings per share were $0.14, or $0.20 on an adjusted basis. The effective tax rate for the quarter was 1.3% primarily as a result of the utilization of the foreign tax credit on the repatriation of $8.0 million in cash.

“Business levels this quarter reflect the economic slow down facing most industries today,” said Greg Bylsma, Chief Financial Officer. “Although on a positive note, sequentially we did experience an increase in orders of almost 16% over the third quarter. In addition, our operating results demonstrate the speed with which we took action to maintain a solid level of performance and achieve an adjusted operating income of 5.9% of sales. The rate of demand decline has clearly slowed—and there are signs demand has stabilized. We also expect to see continued benefit from the additional cost reduction actions announced this quarter.”

The company’s cash position at the end of the quarter was $192.9 million. Cash flow from operations for the quarter totaled $27.3 million compared to $90.4 million for the same period last year. The year-to-year change in operating cash flow was primarily due to lower net income in the current year. Capital spending for the quarter was $5.0 million compared to $12.3 million for the same period last year.

Mr. Bylsma added, “The capital structure changes we just announced reflect our pro-active approach to preserving balance sheet flexibility. It’s a prudent and forward looking step, not compelled by a current financial need, and will provide us with more runway in case the recession is more prolonged than anticipated. This will also ensure we continue to have the flexibility to do strategic acquisitions and not be reliant on the often short credit window openings reflective of the choppy market we find ourselves in today.”

Fiscal 2009 Financial Results

Looking back on the full year, sales declined 19.0% primarily in the second half of the year due to the general economic climate. Fiscal year 2009 sales totaled $1,630.0 million. Swift actions to realign the company’s cost structure resulted in adjusted operating income of 9.3% of sales for the year. A consolidated 31.4% income tax rate and a lower share count resulted in adjusted earnings per share of $1.59, a decline of 39.1% from the prior year.

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Walker concluded, “We’ve just completed one of the most challenging years in Herman Miller’s history. The economy had an adverse impact on our top-line, but the employee-owners of Herman Miller responded in exemplary form by implementing adjustments to our cost structure and to our capital structure – changes that allowed us to weather the storm and position Herman Miller for future success. We know the current year will be just as difficult, but our new additions of the Legrand alliance, the Nemschoff acquisition, and a long list of new products that were launched at NeoCon last week have our team optimistic and focused on our future.”

The company announced a live webcast to discuss the results of the fiscal 2009 fourth quarter on Thursday, June 25, 2009, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings Per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings Per Share and Adjusted Operating Earnings are calculated by excluding from Earnings Per Share and Operating Earnings items that we believe to be infrequent or not indicative of our operating performance. For the period covered by this release such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate. We present Adjusted Earnings Per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share or Operating Earnings under GAAP. Adjusted Earnings Per Share and Adjusted Operating Earnings have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share and Adjusted Operating Earnings only as a supplement.

The following two tables reconcile Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended
	5/30/09	5/31/08
Earnings per Share - Diluted	$0.14	$0.71
Add back: Restructuring charges	4.6	0.0
Adjusted Earnings per Share - Diluted	$0.20	$0.71

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	Fiscal Year Ended
	5/30/09	5/31/08
Earnings per Share - Diluted	$1.25	$2.56
Add back: Restructuring charges	28.4	5.1
Adjusted Earnings per Share - Diluted	$1.59	$2.61

The following two tables reconcile Adjusted Operating Earnings to Operating Earnings for the periods indicated.

	Three Months Ended
	5/30/09	5/31/08
Operating Earnings ($mm)	$14.4	$66.0
Add back: Restructuring charges	4.6	0.0
Adjusted Operating Earnings	$19.0	$66.0

	Fiscal Year Ended
	5/30/09	5/31/08
Operating Earnings ($mm)	$122.8	$246.6
Add back: Restructuring charges	28.4	5.1
Adjusted Operating Earnings	$151.2	$251.7

About Herman Miller

Herman Miller works for a better world around you – with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2009. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2009, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast

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Company named Herman Miller among the innovative “Companies to Watch.” Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.”

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Financial highlights for the quarter ended May 30, 2009, follow:

Herman Miller, Inc.

Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	5/30/09%		5/31/08%
Net Sales	$319.9	100.0%	$519.1	100.0%
Cost of Goods Sold	215.9	67.5%	338.1	65.1%
Gross Margin	104.0	32.5%	181.0	34.9%
Operating Expenses	85.0	26.6%	115.0	22.2%
Restructuring Expense	4.6	1.4%	0.0	0.0%
Operating Earnings	14.4	4.5%	66.0	12.7%
Other Expense, net	7.1	2.2%	5.1	1.0%
Earnings Before Taxes	7.3	2.3%	60.9	11.7%
Income Taxes	0.2	0.1%	21.4	4.1%
Earnings Before Minority Interest	7.1	2.2%	39.5	7.6%
Minority Interest, Net of Income Taxes	(0.1)	0.0%	0.0	0.0%
Net Earnings	$7.2	2.3%	$39.5	7.6%
Earnings Per Share - Basic	$0.14		$0.71
Weighted Average Basic Common Shares	53,669,728		55,743,030
Earnings Per Share - Diluted	$0.14		$0.71
Weighted Average Diluted Common Shares	53,945,214		56,124,019

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Herman Miller, Inc.

Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended
	5/30/09%		5/31/08%
Net Sales	$1,630.0	100.0%	$2,012.1	100.0%
Cost of Goods Sold	1,102.3	67.6%	1,313.4	65.3%
Gross Margin	527.7	32.4%	698.7	34.7%
Operating Expenses	376.5	23.1%	447.0	22.2%
Restructuring Expense	28.4	1.7%	5.1	0.3%
Operating Earnings	122.8	7.5%	246.6	12.3%
Other Expense, net	23.9	1.5%	16.2	0.8%
Earnings Before Taxes	98.9	6.1%	230.4	11.5%
Income Taxes	31.0	1.9%	78.2	3.9%
Earnings Before Minority Interest	67.9	4.2%	152.2	7.6%
Minority Interest, Net of Income Taxes	(0.1)	0.0%	(0.1)	0.0%
Net Earnings	$68.0	4.2%	$152.3	7.6%
Earnings Per Share - Basic	$1.26		$2.58
Weighted Average Basic Common Shares	54,138,570		59,109,284
Earnings Per Share - Diluted	$1.25		$2.56
Weighted Average Diluted Common Shares	54,535,491		59,584,916

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Herman Miller, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Fiscal Year Ended
	5/30/09	5/31/08
Net Earnings	$68.0	$152.3
Cash Flows provided by Operating Activities	91.7	213.6
Cash Flows used for Investing Activities	(29.5)	(51.0)
Cash Flows used for Financing Activities	(16.5)	(86.5)
Effect of Exchange Rates	(8.2)	2.9
Net Increase in Cash	37.5	79.0
Cash, Beginning of Year	155.4	76.4
Cash, End of Period	$192.9	$155.4

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Herman Miller, Inc.

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	5/30/09	5/31/08
Assets
Current assets
Cash and equivalents	$192.9	$155.4
Short-term investments	11.3	15.7
Accounts receivable (net)	148.9	209.0
Inventories (net)	37.3	55.1
Prepaid expenses and other	60.5	58.0
Totals	450.9	493.2
Net property and equipment	179.2	196.3
Other assets	137.2	93.7
Total Assets	$767.3	$783.2
Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	3.9	8.5
Accounts payable	79.1	117.9
Accrued liabilities	125.2	184.1
Totals	208.2	310.5
Long-term debt	377.4	375.5
Other noncurrent liabilities	173.7	73.8
Total Liabilities	759.3	759.8
Shareholders' equity	8.0	23.4
Total Liabilities and Shareholders' Equity	$767.3	$783.2

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